EXHIBIT 3.5

                           CERTIFICATE OF AMENDMENT OF
                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                                  ANICOM, INC.



         ANICOM, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Act"), DOES HEREBY CERTIFY THAT:

         1. In accordance with the provisions of Section 242 of the Act, an amendment to the Amended and Restated Certificate of Incorporation of this Corporation has been duly adopted by the Board of Directors of this Corporation and by the stockholders of this Corporation at the Annual Meeting of Stockholders.

         2. Said amendment amends subparagraph A of Article Four of the Amended and Restated Certificate of Incorporation so that, as amended, subparagraph A of Article Four shall read in its entirety as follows:

                  "Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred one million (101,000,000) shares, consisting of one hundred million (100,000,000) shares of Common Stock, $.001 par value per share (the "Common Stock"), and one million (1,000,000) shares of Preferred Stock, $.01 par value per share (the "Preferred Stock")."


         IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed this 17th day of July, 1998.


                                        ANICOM, INC.




                                        By:  /S/ CARL E. PUTNAM
                                             -----------------------------
                                             Carl E. Putnam, President and
                                             Chief Operating Officer